Freeport-McMoRan
Reports Second-Quarter and Six-Month 2019 Results

▪
Net loss attributable to common stock totaled $72 million, $0.05 per share, in second-quarter 2019. After adjusting for net charges of $14 million, $0.01 per share, second-quarter 2019 adjusted net loss attributable to common stock totaled $58 million, $0.04 per share.

▪	Consolidated sales totaled 807 million pounds of copper, 189 thousand ounces of gold and 24 million pounds of molybdenum in second-quarter 2019.

▪
Consolidated sales for the year 2019 are expected to approximate 3.3 billion pounds of copper, 0.8 million ounces of gold and 94 million pounds of molybdenum, including 830 million pounds of copper, 230 thousand ounces of gold and 25 million pounds of molybdenum in third-quarter 2019.

▪
Several positive milestones were achieved during second-quarter 2019 related to the underground production ramp-up in the Grasberg minerals district, which is expected to produce large-scale quantities of copper and gold in future years.

▪	Average realized prices in second-quarter 2019 were $2.75 per pound for copper, $1,351 per ounce for gold and $13.15 per pound for molybdenum.

▪	Average unit net cash costs in second-quarter 2019 were $1.92 per pound of copper and are expected to approximate $1.75 per pound of copper for the year 2019.

▪
Operating cash flows totaled $554 million (including $308 million of working capital sources and timing of other tax payments) in second-quarter 2019 and $1.1 billion (including $281 million of working capital sources and timing of other tax payments) for the first six months of 2019. Based on current sales volume and cost estimates, and assuming average prices of $2.75 per pound for copper, $1,400 per ounce for gold and $12.00 per pound for molybdenum for the second half of 2019, operating cash flows are expected to approximate $1.9 billion (including $0.3 billion of working capital sources and timing of other tax payments) for the year 2019.

▪
Capital expenditures totaled $0.6 billion (including approximately $0.4 billion for major mining projects) in second-quarter 2019 and $1.25 billion (including approximately $0.7 billion for major mining projects) for the first six months of 2019. Capital expenditures for the year 2019 are expected to approximate $2.6 billion, including $1.6 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district in Indonesia and development of the Lone Star copper leach project in Arizona.

▪
At June 30, 2019, consolidated debt totaled $9.9 billion and consolidated cash totaled $2.6 billion. FCX had no borrowings and $3.5 billion available under its revolving credit facility at June 30, 2019.

▪	On June 26, 2019, FCX declared a quarterly cash dividend of $0.05 per share on its common stock, which will be paid on August 1, 2019.

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PHOENIX, AZ, July 24, 2019 - Freeport-McMoRan Inc. (NYSE: FCX) reported net losses attributable to common stock of $72 million ($0.05 per share) in second-quarter 2019 and $41 million ($0.03 per share) for the first six months of 2019. After adjusting for net charges of $14 million ($0.01 per share), adjusted net loss attributable to common stock totaled $58 million ($0.04 per share) in second-quarter 2019. For additional information, refer to the supplemental schedule, "Adjusted Net (Loss) Income," on page VII, which is available on FCX's website, "fcx.com."

Richard C. Adkerson, President and Chief Executive Officer, said, "We are pleased to report that execution of the underground ramp-up at Grasberg is advancing according to plan and recent milestones are encouraging as we target increasing volumes and cash flows from the Grasberg minerals district. We are also progressing our Lone Star copper leach project in Arizona and remain optimistic about the long-term opportunities for this large resource. We are focused on enhancing value for shareholders through our well-defined strategy of maximizing the value of our existing resource base through rigorous cost management, productivity and technology, successful execution of the underground ramp-up at Grasberg, generating cash flows to increase shareholder returns and creating value organically from our large undeveloped resource position in a disciplined manner.”

SUMMARY FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Revenues[a,b]	$3,546	$5,168	$7,338	$10,036
Operating income[a]	$33	$1,664	$354	$3,123
Net (loss) income from continuing operations	$(74)	$1,039	$1	$1,867
Net (loss) income attributable to common stock[c,d]	$(72)	$869	$(41)	$1,561
Diluted net (loss) income per share of common stock:
Continuing operations	$(0.05)	$0.59	$(0.03)	$1.08
Discontinued operations	—	—	—	(0.01)
	$(0.05)	$0.59	$(0.03)	$1.07

Diluted weighted-average common shares outstanding	1,451	1,458	1,451	1,458
Operating cash flows[e]	$554	$1,309	$1,088	$2,678
Capital expenditures	$629	$482	$1,251	$884
At June 30:
Cash and cash equivalents	$2,623	$3,894	$2,623	$3,894
Total debt, including current portion	$9,916	$11,277	$9,916	$11,277

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page X, which are available on FCX's website, "fcx.com."

b.
Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(83) million ($(35) million to net loss attributable to common stock or $(0.02) per share) in second-quarter 2019, $23 million ($9 million to net income attributable to common stock or $0.01 per share) in second-quarter 2018, $58 million ($23 million to net loss attributable to common stock or $0.02 per share) for the first six months of 2019 and $(70) million ($(31) million to net income attributable to common stock or $(0.02) per share) for the first six months of 2018. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page IX, which is available on FCX's website, "fcx.com."

c.
Includes net (charges) gains of $(14) million ($(0.01) per share) in second-quarter 2019, $16 million ($0.01 per share) in second-quarter 2018, $(50) million ($(0.03) per share) for the first six months of 2019 and $27 million ($0.02 per share) for the first six months of 2018 that are described in the supplemental schedule, "Adjusted Net (Loss) Income," on page VII, which is available on FCX's website, "fcx.com."

d.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page IX, which is available on FCX's website, "fcx.com."

e.
Net of working capital sources (uses) and timing of other tax payments of $308 million in second-quarter 2019, $(192) million in second-quarter 2018, $281 million for the first six months of 2019 and $(213) million for the first six months of 2018.

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SUMMARY OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Copper (millions of recoverable pounds)
Production	776	1,014	1,556	1,966
Sales, excluding purchases	807	989	1,591	1,982
Average realized price per pound	$2.75	$3.08	$2.78	$3.10
Site production and delivery costs per pound[a]	$2.26	$1.69	$2.21	$1.68
Unit net cash costs per pound[a]	$1.92	$0.96	$1.85	$0.97
Gold (thousands of recoverable ounces)
Production	160	746	326	1,345
Sales, excluding purchases	189	676	431	1,286
Average realized price per ounce	$1,351	$1,274	$1,315	$1,291
Molybdenum (millions of recoverable pounds)
Production	25	24	48	46
Sales, excluding purchases	24	24	46	48
Average realized price per pound	$13.15	$12.89	$12.93	$12.42

a.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."

Consolidated Sales Volumes
Second-quarter 2019 copper sales of 807 million pounds were in line with the April 2019 estimate of 800 million pounds, with higher copper volumes from North America and South America offsetting lower copper volumes from PT Freeport Indonesia (PT-FI). Mine sequencing changes in the Grasberg open pit resulted in lower second-quarter 2019 gold sales of 189 thousand ounces, compared with the April 2019 estimate of 265 thousand ounces of gold. During second-quarter 2019, PT-FI opened an additional area to extend mining in the Grasberg open pit into third-quarter 2019 and potentially longer. The mine sequencing changes in the open pit delayed access to the high-grade material previously expected to be produced during second-quarter 2019.
Second-quarter 2019 copper and gold sales were lower than second-quarter 2018 sales primarily reflecting anticipated lower mill rates and ore grades as PT-FI transitions mining from the open pit to underground.
Second-quarter 2019 molybdenum sales of 24 million pounds approximated the April 2019 estimate of 25 million pounds and second-quarter 2018 sales of 24 million pounds.
Consolidated sales volumes for the year 2019 are expected to approximate 3.3 billion pounds of copper, 0.8 million ounces of gold and 94 million pounds of molybdenum, including 830 million pounds of copper, 230 thousand ounces of gold and 25 million pounds of molybdenum in third-quarter 2019. As PT-FI transitions mining from the open pit to underground, metal production is expected to improve by 2021.
Consolidated Unit Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines were $1.92 per pound of copper in second-quarter 2019. As anticipated, average unit net cash costs were higher than the second-quarter 2018 average of $0.96 per pound, primarily reflecting lower sales volumes as PT-FI transitions mining from the open pit to underground. Unit net cash costs were 15 percent higher than the April 2019 estimate because of production deferrals in the Grasberg open pit.
Assuming average prices of $1,400 per ounce of gold and $12.00 per pound of molybdenum for the second half of 2019 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.75 per pound of copper for the year 2019,

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(including $1.67 per pound of copper for the second half of 2019). The impact of price changes on consolidated unit net cash costs for the year 2019 would approximate $0.01 per pound for each $50 per ounce change in the average price of gold and $0.015 per pound for each $2 per pound change in the average price of molybdenum for the second half of 2019. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. FCX expects consolidated unit net cash costs to decline by 2021 following a ramp-up period at PT-FI.
MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of FCX's North America copper mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. Future investments will be undertaken based on the results of economic and technical feasibility studies, and are dependent on market conditions. FCX continues to pursue projects to enhance productivity through innovative technologies and to study opportunities to reduce the capital intensity of its potential long-term development projects.
Through exploration drilling, FCX has identified a significant resource at its wholly owned Lone Star project located near the Safford operation in eastern Arizona. An initial project to develop the Lone Star leachable ores commenced in 2018, with first production expected by the end of 2020. Initial production from the Lone Star leachable ores is expected to average approximately 200 million pounds of copper per year, with the potential for future expansion options. Total capital costs for the initial project, including mine equipment and pre-production stripping, are expected to approximate $850 million and will benefit from the utilization of existing infrastructure at the adjacent Safford operation. As of June 30, 2019, approximately $480 million has been incurred for this project. The project also advances exposure to a significant sulfide resource. FCX expects to incorporate recent positive drilling and ongoing results in its future development plans.
Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Copper (millions of recoverable pounds)
Production	370	354	706	702
Sales, excluding purchases	369	361	689	745
Average realized price per pound	$2.78	$3.12	$2.80	$3.14

Molybdenum (millions of recoverable pounds)
Production[a]	9	8	16	15

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.05	$1.94	$2.05	$1.89
By-product credits	(0.26)	(0.25)	(0.26)	(0.22)
Treatment charges	0.11	0.10	0.11	0.10
Unit net cash costs	$1.90	$1.79	$1.90	$1.77

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."

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North America's consolidated copper sales volumes totaled 369 million pounds in second-quarter 2019 and 361 million pounds in second-quarter 2018. North America copper sales are estimated to approximate 1.4 billion pounds for the year 2019.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.90 per pound of copper in second-quarter 2019 were slightly lower than forecast, but higher than second-quarter 2018 unit net cash costs of $1.79 per pound, primarily reflecting higher mining rates, maintenance activities and higher cost of consumables, primarily sulphuric acid.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.91 per pound of copper for the year 2019, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $12.00 per pound for the second half of 2019. North America's average unit net cash costs for the year 2019 would change by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum for the second half of 2019.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. Cerro Verde's expanded operations benefit from its large-scale, long-lived reserves and cost efficiencies. Cerro Verde's concentrator facilities have continued to perform well, with average mill throughput rates of 407,700 metric tons of ore per day in second-quarter 2019. Debottlenecking projects and additional initiatives to enhance operating rates continue to be advanced.
FCX continues to evaluate a large-scale expansion at El Abra to process additional sulfide material and to achieve higher recoveries. El Abra's large sulfide resource could potentially support a major mill project similar to facilities constructed at Cerro Verde. Technical and economic studies continue to be advanced to determine the optimal scope and timing for the project.
Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Copper (millions of recoverable pounds)
Production	281	313	580	606
Sales	287	312	577	602
Average realized price per pound	$2.72	$3.07	$2.75	$3.09

Molybdenum (millions of recoverable pounds)
Production[a]	7	7	15	13

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.92	$1.77	$1.82	$1.78
By-product credits	(0.28)	(0.22)	(0.31)	(0.24)
Treatment charges	0.18	0.18	0.19	0.19
Royalty on metals	0.01	0.01	0.01	0.01
Unit net cash costs	$1.83	$1.74	$1.71	$1.74

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."

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South America's consolidated copper sales volumes of 287 million pounds in second-quarter 2019 were lower than second-quarter 2018 copper sales volumes of 312 million pounds, primarily reflecting lower ore grades and recovery rates at Cerro Verde. Sales from South America mining are expected to approximate 1.2 billion pounds of copper for the year 2019.
Average unit net cash costs (net of by-product credits) for South America mining of $1.83 per pound of copper in second-quarter 2019 were higher than unit net cash costs of $1.74 per pound in second-quarter 2018, primarily reflecting lower copper volumes.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.68 per pound of copper for the year 2019, based on current sales volume and cost estimates and assuming an average price of $12.00 per pound of molybdenum for the second half of 2019.
Indonesia Mining. PT-FI's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. PT-FI is consolidated in FCX's financial statements. As a result of the December 2018 transaction regarding PT-FI's long-term mining rights and share ownership, FCX’s economic interest in PT-FI is expected to approximate 81 percent through 2022.
Operating and Development Activities. PT-FI continues to mine the final stages of the Grasberg open pit. During second-quarter 2019, PT-FI opened an additional area to extend mining in the Grasberg open pit into third-quarter 2019 and potentially longer. The mine sequencing changes in the open pit delayed access to the high-grade material previously expected to be produced during second-quarter 2019, but are expected to meet previous estimates for copper and gold production for the year 2019. PT-FI will continue to monitor geotechnical conditions to determine the extent of mining in the open pit. Material not mined from the open pit is expected to be available to be mined from the Grasberg Block Cave underground mine.
During second-quarter 2019, PT-FI achieved important milestones related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit. PT-FI's estimated annual capital spending on underground mine development projects is expected to average $0.7 billion per year for the four-year period 2019 through 2022, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum). In accordance with applicable accounting guidance, aggregate costs (before scheduled contributions from PT Inalum), which are expected to average $0.9 billion per year for the four-year period 2019 through 2022, will be reflected as an investing activity in FCX's cash flow statement, and contributions from PT Inalum will be reflected as a financing activity. Considering the long-term nature and size of these projects, actual costs could vary from these estimates.
Grasberg Block Cave. PT-FI has commenced extraction of ore from the Grasberg Block Cave underground mine, which is the same ore body historically mined from the surface in the Grasberg open pit. During second-quarter 2019, undercutting, drawbell construction and ore extraction activities in the Grasberg Block Cave underground mine exceeded expectations. Ore extraction from the Grasberg Block Cave underground mine averaged 7,400 metric tons of ore per day in second-quarter 2019 and is expected to ramp up to 15,000 metric tons of ore per day by the end of 2019. Monitoring data on cave propagation in the Grasberg Block Cave underground mine is providing increased confidence in growing production rates over time. As existing drawpoints mature and additional drawpoints are added, cave expansion is expected to accelerate production rates from an average of 30,000 metric tons of ore per day in 2020 to 130,000 metric tons of ore per day in 2023 from five production blocks spanning 335,000 square meters.
Deep Mill Level Zone (DMLZ). The DMLZ underground mine, located east of the Grasberg ore body and below the Deep Ore Zone (DOZ) underground mine, has commenced production. Hydraulic fracturing operations have been effective in managing rock stresses and pre-conditioning the cave following mining-induced seismic activity experienced in 2017 and 2018. In second-quarter 2019, undercutting and drawbell construction were in line with expectations, and ore extraction exceeded expectations. Ore extraction from the DMLZ underground mine averaged 7,700 metric tons of ore per day in second-quarter 2019 and is expected to ramp up to 11,000 metric tons of ore per day by the end of 2019. Ongoing hydraulic fracturing operations combined with continued undercutting and drawbell openings in the two production blocks are expected to expand the cave, supporting higher production

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rates that are expected to average 28,000 metric tons of ore per day in 2020 and 80,000 metric tons of ore per day in 2022 from three production blocks.
Estimates of timing of future production continue to be reviewed and may be modified as additional information becomes available.
In connection with the extension of PT-FI's mining rights from 2031 to 2041, PT-FI committed to construct a new smelter in Indonesia by December 21, 2023. A site for the new smelter has been selected and ground preparation is in progress. Engineering and front-end engineering and design for the selected process technology are ongoing, with construction of the smelter expected to begin in 2020. The preliminary capital cost estimate for the project is in the $3 billion range, and PT-FI is pursuing financing, commercial and potential partner arrangements for this project. The economics of PT-FI’s share of the new smelter will be shared by PT-FI’s shareholders according to their respective share ownership percentages.
Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Copper (millions of recoverable pounds)
Production	125	347	270	658
Sales	151	316	325	635
Average realized price per pound	$2.71	$3.05	$2.77	$3.07

Gold (thousands of recoverable ounces)
Production	154	740	316	1,335
Sales	185	671	420	1,274
Average realized price per ounce	$1,350	$1,274	$1,314	$1,291

Unit net cash costs (credits) per pound of copper[a]
Site production and delivery, excluding adjustments	$3.40	$1.33	$3.24	$1.34
Gold and silver credits	(1.69)	(2.76)	(1.75)	(2.67)
Treatment charges	0.26	0.26	0.28	0.25
Export duties	0.07	0.18	0.08	0.16
Royalty on metals	0.11	0.22	0.14	0.22
Unit net cash costs (credits)	$2.15	$(0.77)	$1.99	$(0.70)

a.
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."

PT-FI's consolidated sales of 151 million pounds of copper and 185 thousand ounces of gold in second-quarter 2019 were lower than second-quarter 2018 sales of 316 million pounds of copper and 671 thousand ounces of gold, reflecting anticipated lower mill rates and ore grades as it transitions mining from the open pit to underground.
Consolidated sales volumes from PT-FI are expected to approximate 0.6 billion pounds of copper and 0.8 million ounces of gold in 2019. PT-FI will continue to monitor geotechnical conditions to determine the extent of mining in the Grasberg open pit. As PT-FI transitions mining from the open pit to underground, metal production is expected to improve by 2021.
During the first half of 2019, PT-FI utilized its approved export quota of approximately 180,000 dry metric tons of concentrate for the current export period, which expires March 8, 2020. PT-FI has requested approval from the Indonesian government to increase its export quota for the current export period for expected higher production volumes associated with changes to PT-FI's production plan. PT-FI expects to receive approval during third-quarter 2019.

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Because of the fixed nature of a large portion of PT-FI's costs, unit net cash costs can vary significantly from quarter to quarter depending on copper and gold volumes. PT-FI's unit net cash costs (including gold and silver credits) of $2.15 per pound of copper in second-quarter 2019, compared with unit net cash credits of $0.77 per pound in second-quarter 2018, primarily reflected lower copper and gold volumes.
Assuming an average gold price of $1,400 per ounce for the second half of 2019 and achievement of current sales volume and cost estimates, unit net cash costs (including gold and silver credits) for PT-FI are expected to approximate $1.55 per pound of copper for the year 2019, (including $1.14 per pound of copper for the second half of 2019). PT-FI's unit net cash costs for the second half of 2019 are expected to benefit from access to higher grade ore from the Grasberg open pit. PT-FI's unit net cash costs for the year 2019 would change by approximately $0.04 per pound for each $50 per ounce change in the average price of gold for the second half of 2019.
PT-FI's projected sales volumes and unit net cash costs for the year 2019 are dependent on a number of factors, including operational performance, mine sequencing changes, timing of shipments and export quotas.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in Colorado - the Henderson underground mine and the Climax open-pit mine. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North America and South America copper mines, is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 9 million pounds of molybdenum in both second-quarter 2019 and 2018. Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales and average realized prices, which includes sales of molybdenum produced at the Molybdenum mines and from FCX's North America and South America copper mines.
Unit net cash costs for the Molybdenum mines averaged $9.15 per pound of molybdenum in second-quarter 2019 and $8.36 per pound in second-quarter 2018. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $9.60 per pound of molybdenum for the year 2019.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."
Mining Exploration Activities.     FCX's mining exploration activities are generally associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. A drilling program to further delineate the Lone Star resource continues to indicate significant additional mineralization in this district, with higher ore grades than FCX's other North America copper mines. Exploration results continue to indicate opportunities for significant future potential reserve additions in North America and South America. Exploration spending is expected to approximate $75 million for the year 2019, compared with $78 million in 2018.
CASH FLOWS, ASSET SALES, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $554 million (including $308 million of working capital sources and timing of other tax payments) in second-quarter 2019 and $1.1 billion (including $281 million of working capital sources and timing of other tax payments) for the first six months of 2019.
Based on current sales volume and cost estimates, and assuming average prices of $2.75 per pound of copper, $1,400 per ounce of gold and $12.00 per pound of molybdenum for the second half of 2019, FCX's consolidated operating cash flows are estimated to approximate $1.9 billion (including $0.3 billion of working capital sources and changes in timing of other tax payments) for the year 2019. The impact of price changes during the second half of 2019 on operating cash flows would approximate $185 million for each $0.10 per pound change in the average price of copper, $20 million for each $50 per ounce change in the average price of gold and $55 million for each $2 per pound change in the average price of molybdenum.

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Capital Expenditures. Capital expenditures totaled $0.6 billion in second-quarter 2019 (including approximately $0.4 billion for major mining projects) and $1.25 billion for the first six months of 2019 (including approximately $0.7 billion for major mining projects).
Capital expenditures are expected to approximate $2.6 billion for the year 2019, including $1.6 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district and development of the Lone Star project, and exclude estimates associated with the new smelter in Indonesia. A large portion of the capital expenditures relate to projects that are expected to add significant production and cash flow in future periods, enabling FCX to generate operating cash flows exceeding capital expenditures in future years. FCX has cash on hand and the financial flexibility to fund these expenditures and will continue to be disciplined in deploying capital.
Asset Sales. In second-quarter 2019, FCX entered into an agreement to sell its cobalt refinery in Kokkola, Finland, and related cobalt cathode precursor business for total consideration of approximately $150 million, plus working capital at the time of closing. FCX and its partners will retain Freeport Cobalt’s remaining cobalt business. The transaction is expected to close by year-end 2019, and FCX expects to report a gain on the transaction. In addition to customary closing conditions, including regulatory approvals, prior to completing the transaction, Freeport Cobalt is required to be segregated into two separate businesses. FCX evaluated the criteria required for assets held for sale classification and concluded that this transaction did not meet all of the criteria at June 30, 2019.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at June 30, 2019 (in billions):

Cash at domestic companies	$1.6
Cash at international operations	1.0
Total consolidated cash and cash equivalents	2.6
Noncontrolling interests' share	(0.4)
Cash, net of noncontrolling interests' share	$2.2
Withholding taxes and other	—	[a]
Net cash available	$2.2

a.	Rounds to less than $0.1 billion.
Debt. At June 30, 2019, FCX's consolidated debt totaled $9.9 billion, with a related weighted-average interest rate of 4.7 percent. FCX had no borrowings, $13 million in letters of credit issued and $3.5 billion available under its revolving credit facility at June 30, 2019.
In May 2019, FCX amended its $3.5 billion revolving credit facility to, among other things, extend $3.26 billion of the facility by one year to April 20, 2024. The remaining $240 million matures on April 20, 2023.

FINANCIAL POLICY
On June 26, 2019, FCX declared a quarterly cash dividend of $0.05 per share on its common stock, which will be paid on August 1, 2019 to shareholders of record as of July 15, 2019. The declaration of dividends is at the discretion of the Board of Directors (Board) and will depend upon FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

Freeport-McMoRan	9

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's second-quarter 2019 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, August 24, 2019.
-----------------------------------------------------------------------------------------------------------
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates; production and sales volumes; unit net cash costs; operating cash flows; capital expenditures; FCX's expectations regarding its share of PT-FI's net (loss) income and future cash flows through 2022; PT-FI's development, financing, construction and completion of a new smelter in Indonesia; PT-FI's compliance with environmental standards under the framework established by Indonesia's Ministry of Environment and Forestry; exploration efforts and results; development and production activities, rates and costs; liquidity; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; consummation of the pending Freeport Cobalt transaction; and future dividend payments, share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; changes in mine plans; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of customary closing conditions, including receipt of regulatory approvals to consummate the pending Freeport Cobalt transaction; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesian government's approval of an increase in PT-FI's export quota for the current export period ending March 8, 2020, and extension of PT-FI's export license after March 8, 2020; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI's special mining license (IUPK) to extend mining rights from 2031 through 2041; industry risks; regulatory changes; political and social risks; labor relations; weather- and climate-related risks; environmental risks; litigation results; cybersecurity incidents; and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as adjusted net (loss) income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	10

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended June 30,
	2019	2018	2019		2018
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	181	182	181		183
Bagdad (100%)	57	48	58		48
Safford (100%)	28	29	29		32
Sierrita (100%)	39	36	39		38
Miami (100%)	4	4	4		4
Chino (100%)	48	42	45		43
Tyrone (100%)	13	13	13		13
Other (100%)	—	—	—		—
Total North America	370	354	369		361

South America
Cerro Verde (53.56%)	239	262	240		258
El Abra (51%)	42	51	47		54
Total South America	281	313	287		312

Indonesia
Grasberg (48.76%)[b]	125	347	151		316
Total	776	1,014	807	[c]	989	[c]
Less noncontrolling interests	155	179	163		176
Net	621	835	644		813

Average realized price per pound			$2.75		$3.08

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	6	6	4		5
Indonesia (48.76%)[b]	154	740	185		671
Consolidated	160	746	189		676
Less noncontrolling interests	30	70	35		63
Net	130	676	154		613

Average realized price per ounce			$1,351		$1,274

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	4	3	N/A		N/A
Climax (100%)	5	6	N/A		N/A
North America copper mines (100%)[a]	9	8	N/A		N/A
Cerro Verde (53.56%)	7	7	N/A		N/A
Consolidated	25	24	24		24
Less noncontrolling interests	3	3	4		4
Net	22	21	20		20

Average realized price per pound			$13.15		$12.89

a. Amounts are net of Morenci's undivided joint venture partners' interests.

b. Effective December 21, 2018, FCX's share ownership in PT Freeport Indonesia (PT-FI) is 48.76 percent. FCX’s economic interest in PT-FI is expected to approximate 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 114 million pounds in second-quarter 2019 and 90 million pounds in second-quarter 2018.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Six Months Ended June 30,
	2019	2018	2019		2018
MINING OPERATIONS:	Production		Sales
Copper (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	348	351	337		370
Bagdad (100%)	112	97	109		99
Safford (100%)	56	62	56		68
Sierrita (100%)	75	77	73		82
Miami (100%)	7	8	7		9
Chino (100%)	83	80	82		88
Tyrone (100%)	25	26	25		28
Other (100%)	—	1	—		1
Total North America	706	702	689		745

South America
Cerro Verde (53.56%)	500	505	496		500
El Abra (51%)	80	101	81		102
Total South America	580	606	577		602

Indonesia
Grasberg (48.76%)[b]	270	658	325		635
Total	1,556	1,966	1,591	[c]	1,982	[c]
Less noncontrolling interests	322	346	331		342
Net	1,234	1,620	1,260		1,640

Average realized price per pound			$2.78		$3.10

Gold (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	10	10	11		12
Indonesia (48.76%)[b]	316	1,335	420		1,274
Consolidated	326	1,345	431		1,286
Less noncontrolling interests	60	125	79		120
Net	266	1,220	352		1,166

Average realized price per ounce			$1,315		$1,291

Molybdenum (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	8	7	N/A		N/A
Climax (100%)	9	11	N/A		N/A
North America (100%)[a]	16	15	N/A		N/A
Cerro Verde (53.56%)	15	13	N/A		N/A
Consolidated	48	46	46		48
Less noncontrolling interests	7	6	7		7
Net	41	40	39		41

Average realized price per pound			$12.93		$12.42

a. Amounts are net of Morenci's undivided joint venture partners' interests.

b. Effective December 21, 2018, FCX's share ownership in PT-FI is 48.76 percent. FCX’s economic interest in PT-FI is expected to approximate 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 231 million pounds for the first six months of 2019 and 164 million pounds for the first six months of 2018.

II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	797,600	689,500	751,600	682,100
Average copper ore grade (percent)	0.23	0.24	0.23	0.26
Copper production (millions of recoverable pounds)	245	241	471	480

Mill Operations
Ore milled (metric tons per day)	320,300	307,000	317,900	297,900
Average ore grades (percent):
Copper	0.36	0.35	0.34	0.35
Molybdenum	0.02	0.02	0.02	0.02
Copper recovery rate (percent)	87.4	89.1	87.6	88.5
Production (millions of recoverable pounds):
Copper	195	184	371	358
Molybdenum	9	9	17	16

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	187,000	246,700	178,400	207,600
Average copper ore grade (percent)	0.38	0.30	0.36	0.32
Copper production (millions of recoverable pounds)	63	75	122	142

Mill Operations
Ore milled (metric tons per day)	407,700	385,200	397,200	385,300
Average ore grades (percent):
Copper	0.34	0.38	0.36	0.39
Molybdenum	0.02	0.01	0.02	0.01
Copper recovery rate (percent)	81.7	84.4	84.5	81.7
Production (millions of recoverable pounds):
Copper	218	238	458	464
Molybdenum	7	7	15	13

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg open pit[a]	54,000	148,400	78,300	136,800
Deep Ore Zone underground mine[b]	21,100	29,200	25,700	34,300
Deep Mill Level Zone underground mine[b]	7,700	2,700	7,200	2,700
Grasberg Block Cave underground mine[b]	7,400	3,800	6,200	3,900
Big Gossan underground mine[b]	5,400	3,800	5,500	3,100
Total	95,600	187,900	122,900	180,800
Average ore grades:
Copper (percent)	0.80	1.06	0.69	1.09
Gold (grams per metric ton)	0.79	1.77	0.66	1.71
Recovery rates (percent):
Copper	88.3	92.7	86.3	92.4
Gold	74.9	86.1	71.6	85.5
Production (recoverable):
Copper (millions of pounds)	125	353	270	693
Gold (thousands of ounces)	154	816	316	1,489

100% Molybdenum Mines
Ore milled (metric tons per day)	35,200	28,900	31,500	26,000
Average molybdenum ore grade (percent)	0.15	0.18	0.16	0.19
Molybdenum production (millions of recoverable pounds)	9	9	17	18

a. Includes ore from related stockpiles.

b. Reflects ore extracted, including ore from development activities that result in metal production.

III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In Millions, Except Per Share Amounts)
Revenues[a]	$3,546	$5,168	$7,338	$10,036
Cost of sales:
Production and delivery[b]	3,002	2,915	5,978	5,723
Depreciation, depletion and amortization	352	442	699	893
Total cost of sales	3,354	3,357	6,677	6,616
Selling, general and administrative expenses	97	109	209	240
Mining exploration and research expenses	31	24	58	45
Environmental obligations and shutdown costs	23	59	65	68
Net loss (gain) on sales of assets	8	(45)	(25)	(56)
Total costs and expenses	3,513	3,504	6,984	6,913
Operating income	33	1,664	354	3,123
Interest expense, net[c]	(132)	(142)	(278)	(293)
Net gain (loss) on early extinguishment of debt	—	9	(6)	8
Other income, net	5	20	19	49	[d]
(Loss) income from continuing operations before income taxes and equity in affiliated companies' net earnings	(94)	1,551	89	2,887
Benefit from (provision for) income taxes[e]	15	(515)	(90)	(1,021)
Equity in affiliated companies' net earnings	5	3	2	1
Net (loss) income from continuing operations	(74)	1,039	1	1,867
Net (loss) gain from discontinued operations	—	(4)	1	(15)
Net (loss) income	(74)	1,035	2	1,852
Net loss (income) attributable to noncontrolling interests	2	(166)	(43)	(291)
Net (loss) income attributable to common stockholders[f]	$(72)	$869	$(41)	$1,561

Diluted net (loss) income per share attributable to common stock:
Continuing operations	$(0.05)	$0.59	$(0.03)	$1.08
Discontinued operations	—	—	—	(0.01)
	$(0.05)	$0.59	$(0.03)	$1.07

Weighted-average common shares outstanding:
Basic	1,451	1,449	1,451	1,449
Diluted	1,451	1,458	1,451	1,458

Dividends declared per share of common stock	$0.05	$0.05	$0.10	$0.10

a.
Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," on page IX.

b.	Includes PT-FI charges, metals inventory adjustments and other net (charges) credits, which are summarized in the supplemental schedules, "Adjusted Net (Loss) Income," on page VII.

c.
Consolidated interest costs (before capitalization) totaled $167 million in second-quarter 2019, $165 million in second-quarter 2018, $345 million for the first six months of 2019 and $341 million for the first six months of 2018.

d.	Includes interest received with the refund of PT-FI's prior years' tax receivables. Refer to the supplemental schedule, "Adjusted Net (Loss) Income," on page VII.

e.	For a summary of FCX's benefit from (provision for) income taxes, refer to the supplemental schedule, "Income Taxes," on page VIII.

f.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page IX.

IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2019	December 31, 2018
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,623	$4,217
Trade accounts receivable	725	829
Income and other tax receivables	245	493
Inventories:
Materials and supplies, net	1,634	1,528
Mill and leach stockpiles	1,352	1,453
Product	1,391	1,778
Other current assets	760	422
Total current assets	8,730	10,720
Property, plant, equipment and mine development costs, net	28,841	28,010
Long-term mill and leach stockpiles	1,347	1,314
Other assets	2,168	2,172
Total assets	$41,086	$42,216

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,721	$2,625
Current portion of environmental and asset retirement obligations	425	449
Dividends payable	73	73
Accrued income taxes	63	165
Current portion of debt	4	17
Total current liabilities	3,286	3,329
Long-term debt, less current portion	9,912	11,124
Deferred income taxes	4,055	4,032
Environmental and asset retirement obligations, less current portion	3,617	3,609
Other liabilities	2,399	2,230
Total liabilities	23,269	24,324

Equity:
Stockholders' equity:
Common stock	158	158
Capital in excess of par value	25,949	26,013
Accumulated deficit	(12,082)	(12,041)
Accumulated other comprehensive loss	(582)	(605)
Common stock held in treasury	(3,734)	(3,727)
Total stockholders' equity	9,709	9,798
Noncontrolling interests[a]	8,108	8,094
Total equity	17,817	17,892
Total liabilities and equity	$41,086	$42,216

a. Includes $4.6 billion associated with the December 2018 PT-FI transaction.

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2019	2018
	(In Millions)
Cash flow from operating activities:
Net income	$2	$1,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	699	893
Metals inventory adjustments	59	2
Net gain on sales of assets	(25)	(56)
Stock-based compensation	40	60
Net charges for environmental and asset retirement obligations, including accretion	109	152
Payments for environmental and asset retirement obligations	(100)	(110)
Net charges for defined pension and postretirement plans	53	38
Pension plan contributions	(33)	(44)
Net loss (gain) on early extinguishment of debt	6	(8)
Deferred income taxes	20	61
(Gain) loss on discontinued operations	(1)	15
(Increase) decrease in long-term mill and leach stockpiles	(33)	38
PT-FI surface water tax settlement	28	—
Cerro Verde royalty dispute	28	4
Payments for Cerro Verde royalty dispute	(86)	(21)
Other, net	41	15
Changes in working capital and other tax payments:
Accounts receivable	256	309
Inventories	287	(468)
Other current assets	(26)	(20)
Accounts payable and accrued liabilities	9	114
Accrued income taxes and timing of other tax payments	(245)	(148)
Net cash provided by operating activities	1,088	2,678

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(417)	(232)
South America	(108)	(138)
Indonesia	(658)	(449)
Molybdenum mines	(6)	(2)
Other	(62)	(63)
Proceeds from sales of oil and gas properties	91	—
Intangible water rights and other, net	(7)	(86)
Net cash used in investing activities	(1,167)	(970)

Cash flow from financing activities:
Proceeds from debt	328	352
Repayments of debt	(1,563)	(2,297)
Cash dividends and distributions paid:
Common stock	(146)	(73)
Noncontrolling interests	(79)	(241)
Contributions from noncontrolling interests	100	—
Stock-based awards net (payments) proceeds	(6)	5
Debt financing costs and other, net	(4)	(23)
Net cash used in financing activities	(1,370)	(2,277)

Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(1,449)	(569)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	4,455	4,710
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[a]	$3,006	$4,141

a.	Includes restricted cash and restricted cash equivalents of $383 million at June 30, 2019, and $247 million at June 30, 2018.

VI

Freeport-McMoRan Inc.
ADJUSTED NET (LOSS) INCOME
Adjusted net (loss) income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net (loss) income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net (loss) income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended June 30,
	2019				2018
	Pre-tax	After-tax[a]	Per Share		Pre-tax	After-tax[a]	Per Share
Net (loss) income attributable to common stock	N/A	$(72)	$(0.05)		N/A	$869	$0.59

PT-FI charges[b]	$(28)	$(14)	$(0.01)		$—	$—	$—
Metals inventory adjustments	(2)	(1)	—		(2)	(2)	—
Other net (charges) credits	(2)	—	—		16	11	0.01
Net adjustments to environmental obligations and related litigation reserves	(9)	(9)	(0.01)		(50)	(50)	(0.03)
Net (loss) gain on sales of assets[c]	(8)	(8)	(0.01)		45	45	0.03
Net gain on early extinguishment of debt	—	—	—		9	9	0.01
Net tax credits[d]	N/A	18	0.01		N/A	7	—
Loss on discontinued operations[e]	—	—	—		(4)	(4)	—
	$(49)	$(14)	$(0.01)	[f]	$14	$16	$0.01	[f]

Adjusted net (loss) income attributable to common stock	N/A	$(58)	$(0.04)		N/A	$853	$0.58

	Six Months Ended June 30,
	2019				2018
	Pre-tax	After-tax[a]	Per Share		Pre-tax	After-tax[a]	Per Share
Net (loss) income attributable to common stock	N/A	$(41)	$(0.03)		N/A	$1,561	$1.07

PT-FI charges[b]	$(28)	$(14)	$(0.01)		$—	$—	$—
Metals inventory adjustments	(59)	(27)	(0.02)		(2)	(2)	—
Other net (charges) credits	(24)	(10)	(0.01)		12	10	0.01
Net adjustments to environmental obligations and related litigation reserves	(44)	(44)	(0.03)		(50)	(50)	(0.03)
Net gain on sales of assets[c]	25	25	0.02		56	56	0.04
Net (loss) gain on early extinguishment of debt	(6)	(5)	—		8	8	—
PT-FI interest on tax refunds	—	—	—		24	13	0.01
Net tax credits[d]	N/A	24	0.02		N/A	7	—
Gain (loss) on discontinued operations[e]	1	1	—		(15)	(15)	(0.01)
	$(135)	$(50)	$(0.03)		$33	$27	$0.02

Adjusted net income attributable to common stock	N/A	$9	$0.01	[f]	N/A	$1,534	$1.05

a.	Reflects impact to FCX net (loss) income attributable to common stock (i.e., net of any taxes and noncontrolling interests).

b.	Reflects an adjustment to the settlement of the historical surface water tax disputes with the local regional tax authority in Papua, Indonesia.

c.
Includes adjustments to the fair value of the potential contingent consideration related to the 2016 sale of onshore California oil and gas properties, which will continue to be adjusted through December 31, 2020. FCX would receive additional contingent consideration related to this transaction consisting of $50 million per year for 2019 and 2020 if the price of Brent crude oil averages over $70 per barrel in each of these calendar years. The first six months of 2019 also included a $20 million gain on sales of oil and gas assets.

d.	Refer to "Income Taxes" on page VIII for further discussion of net tax credits.

e.
Primarily reflects adjustments to the estimated fair value of contingent consideration related to the 2016 sale of FCX’s interest in TF Holdings Limited, which will continue to be adjusted through December 31, 2019.

f.	Does not foot because of rounding.

VII

Freeport-McMoRan Inc.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax benefit (provision) (in millions, except percentages):

	Three Months Ended June 30,
	2019				2018
			Income Tax				Income Tax
	Income	Effective	(Provision)			Effective	(Provision)
	(Loss)[a]	Tax Rate	Benefit		Income[a]	Tax Rate	Benefit
U.S.[b]	$(86)	21%	$18	[c]	$141	(4)%	$5	[c]
South America	31	39%	(12)		276	39%	(108)	[d]
Indonesia	(92)	38%	35		1,012	42%	(429)
Eliminations and other	53	N/A	(20)		122	N/A	(28)
Rate adjustment[e]	—	N/A	(6)		—	N/A	45
Continuing operations	$(94)	16%	$15		$1,551	33%	$(515)

	Six Months Ended June 30,
	2019					2018
				Income Tax				Income Tax
	Income	Effective		(Provision)			Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		Income[a]	Tax Rate	Benefit
U.S.[b]	$(183)	10%		$19	[c]	$311	(3)%	$9	[c]
South America	294	40%		(117)		459	39%	(180)	[d]
Indonesia	(13)	69%		9	[f]	1,945	43%	(830)
Eliminations and other	(9)	N/A		(10)		172	N/A	(31)
Rate adjustment[e]	—	N/A		9		—	N/A	11
Continuing operations	$89	101%	[g]	$(90)		$2,887	35%	$(1,021)

a.	Represents (loss) income from continuing operations before income taxes and equity in affiliated companies' net earnings.

b.
In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.

c.
The second quarter and first six months of 2019 include tax credits totaling $18 million primarily associated with state law changes. The second quarter and first six months of 2018 include a tax credit of $5 million associated with the settlement of a state income tax examination.

d.
The second quarter and first six months of 2018 include a tax credit of $5 million ($2 million net of noncontrolling interest) associated with Cerro Verde's disputed royalties and other related mining taxes.

e.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

f.
The first six months of 2019 includes a tax credit of $8 million ($6 million net of noncontrolling interest) associated with the reduction in PT-FI's statutory tax rates in accordance with its special mining license (IUPK).

g.
The consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates, excluding the U.S. jurisdiction. Because FCX's U.S. jurisdiction generated net losses in the first six months of 2019 that will not result in a realized tax benefit, applicable accounting rules require FCX to adjust its estimated annual effective tax rate to exclude the impact of U.S. net losses.

Assuming achievement of current sales volume and cost estimates and average prices of $2.75 per pound for copper, $1,400 per ounce for gold and $12.00 per pound for molybdenum for the second half of 2019, FCX estimates its consolidated effective tax rate for the year 2019 would approximate 57 percent (comprised of an estimated effective rate of 42 percent on South America income, 39 percent on Indonesia income and 0 percent for the U.S.). Variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Because of FCX's U.S. tax position, it does not record a financial statement impact for income or losses generated in the U.S., therefore, the consolidated effective tax rate is generally higher than the international rates at lower copper prices and lower than international rates at higher copper prices.

VIII

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS
For the first six months of 2019, FCX's mined copper was sold 58 percent in concentrate, 21 percent as cathode and 21 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $2.77 per pound during second-quarter 2019 and settled at $2.71 per pound on June 28, 2019. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $2.75 per pound in second-quarter 2019. Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended June 30,
	2019			2018
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(83)	$(39)	$(122)	$23	$(37)	$(14)
Net income attributable to common stock	$(35)	$(18)	$(53)	$9	$(15)	$(6)
Net income per share of common stock	$(0.02)	$(0.01)	$(0.04)	$0.01	$(0.01)	$—

a.	Reflects adjustments to prior period provisionally priced copper sales at March 31, 2019 and 2018.

b.	Reflects adjustments to provisionally priced copper sales in the second quarters of 2019 and 2018.

	Six Months Ended June 30,
	2019			2018
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$58	$(58)	$—	$(70)	$(79)	$(149)
Net income attributable to common stock	$23	$(27)	$(4)	$(31)	$(33)	$(64)
Net income per share of common stock	$0.02	$(0.02)	$—	$(0.02)	$(0.02)	$(0.04)

a.	Reflects adjustments to provisionally priced copper sales at December 31, 2018 and 2017.

b.	Reflects adjustments to provisionally priced copper sales for the first six months of 2019 and 2018.
At June 30, 2019, FCX had provisionally priced copper sales at its copper mining operations totaling 285 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $2.72 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $10 million effect on 2019 net income attributable to common stock. The LME copper price settled at $2.71 per pound on July 23, 2019.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to net income attributable to common stock totaling $(1) million in second-quarter 2019, $27 million in second-quarter 2018, $(15) million for the first six months of 2019 and $20 million for the first six months of 2018. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $23 million at June 30, 2019. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings. In third-quarter 2019, FCX expects increased intercompany sales volumes to Atlantic Copper and PT Smelting, resulting in the deferral of approximately $30 million of net income until final sales occur.

IX

Freeport-McMoRan Inc.
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
		Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended June 30, 2019
Revenues:
Unaffiliated customers	$16	$69	$85	$562	$128	$690	$583	[a]	$—	$1,171	$546	$471	[b]	$3,546
Intersegment	491	544	1,035	71	—	71	(1)		109	4	—	(1,218)		—
Production and delivery	348	477	825	455	126	581	554		78	1,171	515	(722)		3,002
Depreciation, depletion and amortization	43	44	87	101	18	119	99		18	3	7	19		352
Selling, general and administrative expenses	—	—	—	2	—	2	30		—	—	5	60		97
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	30		31
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	23		23
Net loss on sales of assets	—	—	—	—	—	—	—		—	—	—	8		8
Operating income (loss)	116	91	207	75	(16)	59	(101)		13	1	19	(165)		33

Interest expense, net	1	—	1	25	—	25	1		—	—	6	99		132
Provision for (benefit from) income taxes	—	—	—	20	(9)	11	(35)		—	—	2	7		(15)
Total assets at June 30, 2019	2,917	4,921	7,838	8,571	1,699	10,270	16,261		1,792	250	764	3,911		41,086
Capital expenditures	49	158	207	43	4	47	339		2	1	5	28		629

Three Months Ended June 30, 2018
Revenues:
Unaffiliated customers	$25	$13	$38	$719	$171	$890	$1,639	[a]	$—	$1,387	$602	$612	[b]	$5,168
Intersegment	568	641	1,209	100	—	100	1		111	8	—	(1,429)		—
Production and delivery	298	491	789	445	133	578	425		71	1,389	579	(916)		2,915
Depreciation, depletion and amortization	44	48	92	109	24	133	172		21	3	7	14		442
Selling, general and administrative expenses	1	—	1	2	—	2	28		—	—	5	73		109
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	24		24
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	59		59
Net gain on sale of assets	—	—	—	—	—	—	—		—	—	—	(45)		(45)
Operating income (loss)	250	115	365	263	14	277	1,015		19	3	11	(26)		1,664

Interest expense, net	1	—	1	16	—	16	—		—	—	6	119		142
Provision for (benefit from) income taxes	—	—	—	102	6	108	429		—	—	—	(22)		515
Total assets at June 30, 2018	2,819	4,374	7,193	8,630	1,715	10,345	10,911		1,820	278	931	5,550		37,028
Capital expenditures	41	99	140	68	3	71	246		1	1	3	20		482

a.	Includes PT-FI's sales to PT Smelting totaling $470 million in second-quarter 2019 and $649 million in second-quarter 2018.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
		Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations		Total
Six Months Ended June 30, 2019
Revenues:
Unaffiliated customers	$28	$164	$192	$1,289	$226	$1,515	$1,288	[a]	$—	$2,299	$1,117	$927	[b]	$7,338
Intersegment	949	1,013	1,962	197	—	197	57		200	10	5	(2,431)		—
Production and delivery	643	925	1,568	894	226	1,120	1,110		149	2,304	1,067	(1,340)		5,978
Depreciation, depletion and amortization	83	87	170	201	32	233	204		34	5	14	39		699
Selling, general and administrative expenses	1	1	2	4	—	4	60		—	—	10	133		209
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	57		58
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	65		65
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(25)		(25)
Operating income (loss)	250	163	413	387	(32)	355	(29)		17	—	31	(433)		354

Interest expense, net	2	—	2	54	—	54	1		—	—	12	209		278
Provision for (benefit from) income taxes	—	—	—	130	(14)	116	(9)		—	—	3	(20)		90
Capital expenditures	111	306	417	99	9	108	658		6	2	9	51		1,251

Six Months Ended June 30, 2018
Revenues:
Unaffiliated customers	$28	$28	$56	$1,344	$321	$1,665	$3,160	[a]	$—	$2,772	$1,179	$1,204	[b]	$10,036
Intersegment	1,169	1,330	2,499	202	—	202	53		206	16	2	(2,978)		—
Production and delivery	588	992	1,580	872	249	1,121	882		138	2,777	1,135	(1,910)		5,723
Depreciation, depletion and amortization	90	96	186	214	46	260	353		40	5	14	35		893
Selling, general and administrative expenses	2	2	4	4	—	4	67		—	—	11	154		240
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	44		45
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	68		68
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(56)		(56)
Operating income (loss)	517	267	784	456	26	482	1,911		28	6	21	(109)		3,123

Interest expense, net	2	—	2	33	—	33	—		—	—	11	247		293
Provision for income taxes	—	—	—	170	10	180	830		—	—	1	10		1,021
Capital expenditures	88	144	232	131	7	138	449		2	2	7	54		884

a.	Includes PT-FI's sales to PT Smelting totaling $879 million for the first six months of 2019 and $1.3 billion for the first six months of 2018.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash costs (credits), consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,026	$1,026	$103	$20	$1,149
Site production and delivery, before net noncash and other costs shown below	758	692	79	13	784
By-product credits	(97)	—	—	—	—
Treatment charges	40	39	—	1	40
Net cash costs	701	731	79	14	824
Depreciation, depletion and amortization (DD&A)	88	79	7	2	88
Noncash and other costs, net	10	8	2	—	10
Total costs	799	818	88	16	922
Other revenue adjustments, primarily for pricing on prior period open sales	(16)	(16)	—	—	(16)
Gross profit	$211	$192	$15	$4	$211

Copper sales (millions of recoverable pounds)	369	369
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.78	$2.78	$12.39
Site production and delivery, before net noncash and other costs shown below	2.05	1.88	9.53
By-product credits	(0.26)	—	—
Treatment charges	0.11	0.10	—
Unit net cash costs	1.90	1.98	9.53
DD&A	0.24	0.22	0.77
Noncash and other costs, net	0.03	0.02	0.23
Total unit costs	2.17	2.22	10.53
Other revenue adjustments, primarily for pricing on prior period open sales	(0.04)	(0.04)	—
Gross profit per pound	$0.57	$0.52	$1.86

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,149	$784	$88
Treatment charges	(19)	21	—
Noncash and other costs, net	—	10	—
Other revenue adjustments, primarily for pricing on prior period open sales	(16)	—	—
Eliminations and other	6	10	(1)
North America copper mines	1,120	825	87
Other mining[c]	3,173	2,899	246
Corporate, other & eliminations	(747)	(722)	19
As reported in FCX's consolidated financial statements	$3,546	$3,002	$352

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,126	$1,126	$91	$22	$1,239
Site production and delivery, before net noncash and other costs shown below	701	644	68	12	724
By-product credits	(90)	—	—	—	—
Treatment charges	37	36	—	1	37
Net cash costs	648	680	68	13	761
DD&A	91	83	6	2	91
Noncash and other costs, net	23	21	1	1	23
Total costs	762	784	75	16	875
Other revenue adjustments, primarily for pricing on prior period open sales	1	1	—	—	1
Gross profit	$365	$343	$16	$6	$365

Copper sales (millions of recoverable pounds)	361	361
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.12	$3.12	$12.13
Site production and delivery, before net noncash and other costs shown below	1.94	1.78	9.09
By-product credits	(0.25)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	1.79	1.88	9.09
DD&A	0.25	0.23	0.80
Noncash and other costs, net	0.07	0.06	0.15
Total unit costs	2.11	2.17	10.04
Other revenue adjustments, primarily for pricing on prior period open sales	—	—	—
Gross profit per pound	$1.01	$0.95	$2.09

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,239	$724	$91
Treatment charges	(5)	32	—
Noncash and other costs, net	—	23	—
Other revenue adjustments, primarily for pricing on prior period open sales	1	—	—
Eliminations and other	12	10	1
North America copper mines	1,247	789	92
Other mining[c]	4,738	3,042	336
Corporate, other & eliminations	(817)	(916)	14
As reported in FCX's consolidated financial statements	$5,168	$2,915	$442

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,931	$1,931	$190	$43	$2,164
Site production and delivery, before net noncash and other costs shown below	1,416	1,288	153	28	1,469
By-product credits	(180)	—	—	—	—
Treatment charges	76	73	—	3	76
Net cash costs	1,312	1,361	153	31	1,545
DD&A	170	155	12	3	170
Noncash and other costs, net	33	29	3	1	33
Total costs	1,515	1,545	168	35	1,748
Other revenue adjustments, primarily for pricing on prior period open sales	4	4	—	—	4
Gross profit	$420	$390	$22	$8	$420

Copper sales (millions of recoverable pounds)	689	689
Molybdenum sales (millions of recoverable pounds)[a]			16

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.80	$2.80	$12.06
Site production and delivery, before net noncash and other costs shown below	2.05	1.87	9.69
By-product credits	(0.26)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.90	1.98	9.69
DD&A	0.25	0.22	0.75
Noncash and other costs, net	0.05	0.04	0.22
Total unit costs	2.20	2.24	10.66
Other revenue adjustments, primarily for pricing on prior period open sales	0.01	0.01	—
Gross profit per pound	$0.61	$0.57	$1.40

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$2,164	$1,469	$170
Treatment charges	(32)	44	—
Noncash and other costs, net	—	33	—
Other revenue adjustments, primarily for pricing on prior period open sales	4	—	—
Eliminations and other	18	22	—
North America copper mines	2,154	1,568	170
Other mining[c]	6,688	5,750	490
Corporate, other & eliminations	(1,504)	(1,340)	39
As reported in FCX's consolidated financial statements	$7,338	$5,978	$699

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$2,337	$2,337	$167	$45	$2,549
Site production and delivery, before net noncash and other costs shown below	1,405	1,304	123	25	1,452
By-product credits	(165)	—	—	—	—
Treatment charges	74	71	—	3	74
Net cash costs	1,314	1,375	123	28	1,526
DD&A	185	171	10	4	185
Noncash and other costs, net	42	40	2	—	42
Total costs	1,541	1,586	135	32	1,753
Other revenue adjustments, primarily for pricing on prior period open sales	(5)	(5)	—	—	(5)
Gross profit	$791	$746	$32	$13	$791

Copper sales (millions of recoverable pounds)	744	744
Molybdenum sales (millions of recoverable pounds)[a]			15

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.14	$3.14	$11.52
Site production and delivery, before net noncash and other costs shown below	1.89	1.75	8.47
By-product credits	(0.22)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	1.77	1.85	8.47
DD&A	0.25	0.23	0.74
Noncash and other costs, net	0.05	0.05	0.12
Total unit costs	2.07	2.13	9.33
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)	(0.01)	—
Gross profit per pound	$1.06	$1.00	$2.19

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$2,549	$1,452	$185
Treatment charges	(13)	61	—
Noncash and other costs, net	—	42	—
Other revenue adjustments, primarily for pricing on prior period open sales	(5)	—	—
Eliminations and other	24	25	1
North America copper mines	2,555	1,580	186
Other mining[c]	9,255	6,053	672
Corporate, other & eliminations	(1,774)	(1,910)	35
As reported in FCX's consolidated financial statements	$10,036	$5,723	$893

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$781	$781	$92	$873
Site production and delivery, before net noncash and other costs shown below	550	498	64	562
By-product credits	(80)	—	—	—
Treatment charges	52	52	—	52
Royalty on metals	2	2	—	2
Net cash costs	524	552	64	616
DD&A	119	107	12	119
Noncash and other costs, net	21	20	1	21
Total costs	664	679	77	756
Other revenue adjustments, primarily for pricing on prior period open sales	(57)	(57)	—	(57)
Gross profit	$60	$45	$15	$60

Copper sales (millions of recoverable pounds)	287	287

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.72	$2.72
Site production and delivery, before net noncash and other costs shown below	1.92	1.74
By-product credits	(0.28)	—
Treatment charges	0.18	0.18
Royalty on metals	0.01	0.01
Unit net cash costs	1.83	1.93
DD&A	0.41	0.37
Noncash and other costs, net	0.07	0.07
Total unit costs	2.31	2.37
Other revenue adjustments, primarily for pricing on prior period open sales	(0.20)	(0.20)
Gross profit per pound	$0.21	$0.15

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$873	$562	$119
Treatment charges	(52)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	21	—
Other revenue adjustments, primarily for pricing on prior period open sales	(57)	—	—
Eliminations and other	(1)	(2)	—
South America mining	761	581	119
Other mining[b]	3,532	3,143	214
Corporate, other & eliminations	(747)	(722)	19
As reported in FCX's consolidated financial statements	$3,546	$3,002	$352

a.
Includes silver sales of 1.2 million ounces ($15.39 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$958	$958	$81	$1,039
Site production and delivery, before net noncash and other costs shown below	552	513	50	563
By-product credits	(70)	—	—	—
Treatment charges	59	59	—	59
Royalty on metals	2	2	—	2
Net cash costs	543	574	50	624
DD&A	133	123	10	133
Noncash and other costs, net	17	17	—	17
Total costs	693	714	60	774
Other revenue adjustments, primarily for pricing on prior period open sales	13	13	—	13
Gross profit	$278	$257	$21	$278

Copper sales (millions of recoverable pounds)	312	312

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.07	$3.07
Site production and delivery, before net noncash and other costs shown below	1.77	1.65
By-product credits	(0.22)	—
Treatment charges	0.18	0.18
Royalty on metals	0.01	0.01
Unit net cash costs	1.74	1.84
DD&A	0.43	0.40
Noncash and other costs, net	0.05	0.05
Total unit costs	2.22	2.29
Other revenue adjustments, primarily for pricing on prior period open sales	0.04	0.04
Gross profit per pound	$0.89	$0.82

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,039	$563	$133
Treatment charges	(59)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	17	—
Other revenue adjustments, primarily for pricing on prior period open sales	13	—	—
Eliminations and other	(1)	(2)	—
South America mining	990	578	133
Other mining[b]	4,995	3,253	295
Corporate, other & eliminations	(817)	(916)	14
As reported in FCX's consolidated financial statements	$5,168	$2,915	$442

a.
Includes silver sales of 1.1 million ounces ($16.38 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2019
(In millions)		By-Product	Co-Product Method
		Method	Copper	Other[a]	Total
Revenues, excluding adjustments		$1,584	$1,584	$204	$1,788
Site production and delivery, before net noncash and other costs shown below		1,053	949	129	1,078
By-product credits		(179)	—	—	—
Treatment charges		108	108	—	108
Royalty on metals		3	3	—	3
Net cash costs		985	1,060	129	1,189
DD&A		233	207	26	233
Noncash and other costs, net		46	45	1	46
Total costs		1,264	1,312	156	1,468
Other revenue adjustments, primarily for pricing on prior period open sales		37	37	—	37
Gross profit		$357	$309	$48	$357

Copper sales (millions of recoverable pounds)		577	577

Gross profit per pound of copper:

Revenues, excluding adjustments		$2.75	$2.75
Site production and delivery, before net noncash and other costs shown below		1.82	1.64
By-product credits		(0.31)	—
Treatment charges		0.19	0.19
Royalty on metals		0.01	0.01
Unit net cash costs		1.71	1.84
DD&A		0.40	0.35
Noncash and other costs, net		0.08	0.08
Total unit costs		2.19	2.27
Other revenue adjustments, primarily for pricing on prior period open sales		0.06	0.06
Gross profit per pound		$0.62	$0.54

Reconciliation to Amounts Reported
(In millions)			Production
		Revenues	and Delivery	DD&A
Totals presented above		$1,788	$1,078	$233
Treatment charges		(108)	—	—
Royalty on metals		(3)	—	—
Noncash and other costs, net		—	46	—
Other revenue adjustments, primarily for pricing on prior period open sales		37	—	—
Eliminations and other		(2)	(4)	—
South America mining		1,712	1,120	233
Other mining[b]	—	7,130	6,198	427
Corporate, other & eliminations	—	(1,504)	(1,340)	39
As reported in FCX's consolidated financial statements		$7,338	$5,978	$699

a.
Includes silver sales of 2.5 million ounces ($15.58 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,859	$1,859	$167	$2,026
Site production and delivery, before net noncash and other costs shown below	1,069	990	102	1,092
By-product credits	(144)	—	—	—
Treatment charges	117	117	—	117
Royalty on metals	4	4	—	4
Net cash costs	1,046	1,111	102	1,213
DD&A	260	239	21	260
Noncash and other costs, net	32	32	—	32
Total costs	1,338	1,382	123	1,505
Other revenue adjustments, primarily for pricing on prior period open sales	(37)	(37)	—	(37)
Gross profit	$484	$440	$44	$484

Copper sales (millions of recoverable pounds)	602	602

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.09	$3.09
Site production and delivery, before net noncash and other costs shown below	1.78	1.64
By-product credits	(0.24)	—
Treatment charges	0.19	0.19
Royalty on metals	0.01	0.01
Unit net cash costs	1.74	1.84
DD&A	0.43	0.40
Noncash and other costs, net	0.05	0.05
Total unit costs	2.22	2.29
Other revenue adjustments, primarily for pricing on prior period open sales	(0.06)	(0.06)
Gross profit per pound	$0.81	$0.74

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$2,026	$1,092	$260
Treatment charges	(117)	—	—
Royalty on metals	(4)	—	—
Noncash and other costs, net	—	32	—
Other revenue adjustments, primarily for pricing on prior period open sales	(37)	—	—
Eliminations and other	(1)	(3)	—
South America mining	1,867	1,121	260
Other mining[b]	9,943	6,512	598
Corporate, other & eliminations	(1,774)	(1,910)	35
As reported in FCX's consolidated financial statements	$10,036	$5,723	$893

a.
Includes silver sales of 2.1 million ounces ($16.45 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2019
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$412		$412	$250	$8	$670
Site production and delivery, before net noncash and other costs shown below	516		317	193	6	516
Gold and silver credits	(256)		—	—	—	—
Treatment charges	40		25	14	1	40
Export duties	10		6	4	—	10
Royalty on metals	17		12	5	—	17
Net cash costs	327		360	216	7	583
DD&A	99		61	37	1	99
Noncash and other costs, net	45	[b]	28	17	—	45
Total costs	471		449	270	8	727
Other revenue adjustments, primarily for pricing on prior period open sales	(19)		(19)	(2)	—	(21)
PT Smelting intercompany profit	7		4	3	—	7
Gross loss	$(71)		$(52)	$(19)	$—	$(71)

Copper sales (millions of recoverable pounds)	151		151
Gold sales (thousands of recoverable ounces)				185

Gross loss per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.71		$2.71	$1,350
Site production and delivery, before net noncash and other costs shown below	3.40		2.09	1,041
Gold and silver credits	(1.69)		—	—
Treatment charges	0.26		0.16	80
Export duties	0.07		0.04	20
Royalty on metals	0.11		0.08	28
Unit net cash costs	2.15		2.37	1,169
DD&A	0.65		0.40	199
Noncash and other costs, net	0.30	[b]	0.18	91
Total unit costs	3.10		2.95	1,459
Other revenue adjustments, primarily for pricing on prior period open sales	(0.13)		(0.13)	(7)
PT Smelting intercompany profit	0.06		0.03	16
Gross loss per pound/ounce	$(0.46)		$(0.34)	$(100)

Reconciliation to Amounts Reported
(In millions)			Production
	Revenues		and Delivery	DD&A
Totals presented above	$670		$516	$99
Treatment charges	(40)		—	—
Export duties	(10)		—	—
Royalty on metals	(17)		—	—
Noncash and other costs, net	—		45	—
Other revenue adjustments, primarily for pricing on prior period open sales	(21)		—	—
PT Smelting intercompany profit	—		(7)	—
Indonesia mining	582		554	99
Other mining[c]	3,711		3,170	234
Corporate, other & eliminations	(747)		(722)	19
As reported in FCX's consolidated financial statements	$3,546		$3,002	$352

a.	Includes silver sales of 0.5 million ounces ($14.57 per ounce average realized price).

b.
Includes charges of $28 million ($0.18 per pound of copper) associated with adjustments to the settlement of the historical surface water tax disputes with the local regional tax authority in Papua, Indonesia.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended June 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$965	$965	$855	$17	$1,837
Site production and delivery, before net noncash and other costs shown below	420	221	195	4	420
Gold and silver credits	(871)	—	—	—	—
Treatment charges	82	43	38	1	82
Export duties	55	29	26	—	55
Royalty on metals	71	36	34	1	71
Net cash (credits) costs	(243)	329	293	6	628
DD&A	172	90	80	2	172
Noncash and other credits, net	(3)	(1)	(2)	—	(3)
Total (credits) costs	(74)	418	371	8	797
Other revenue adjustments, primarily for pricing on prior period open sales	12	12	(2)	1	11
PT Smelting intercompany loss	(8)	(4)	(4)	—	(8)
Gross profit	$1,043	$555	$478	$10	$1,043

Copper sales (millions of recoverable pounds)	316	316
Gold sales (thousands of recoverable ounces)			671

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.05	$3.05	$1,274
Site production and delivery, before net noncash and other costs shown below	1.33	0.70	291
Gold and silver credits	(2.76)	—	—
Treatment charges	0.26	0.14	57
Export duties	0.18	0.09	38
Royalty on metals	0.22	0.11	51
Unit net cash (credits) costs	(0.77)	1.04	437
DD&A	0.54	0.28	119
Noncash and other credits, net	(0.01)	—	(2)
Total unit (credits) costs	(0.24)	1.32	554
Other revenue adjustments, primarily for pricing on prior period open sales	0.04	0.04	(2)
PT Smelting intercompany loss	(0.03)	(0.01)	(6)
Gross profit per pound/ounce	$3.30	$1.76	$712

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,837	$420	$172
Treatment charges	(82)	—	—
Export duties	(55)	—	—
Royalty on metals	(71)	—	—
Noncash and other credits, net	—	(3)	—
Other revenue adjustments, primarily for pricing on prior period open sales	11	—	—
PT Smelting intercompany loss	—	8	—
Indonesia mining	1,640	425	172
Other mining[b]	4,345	3,406	256
Corporate, other & eliminations	(817)	(916)	14
As reported in FCX's consolidated financial statements	$5,168	$2,915	$442

a.	Includes silver sales of 1.1 million ounces ($15.89 per ounce average realized price).

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2019
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$900		$900	$552	$17	$1,469
Site production and delivery, before net noncash and other costs shown below	1,054		646	396	12	1,054
Gold and silver credits	(571)		—	—	—	—
Treatment charges	91		56	34	1	91
Export duties	27		17	10	—	27
Royalty on metals	45		28	16	1	45
Net cash costs	646		747	456	14	1,217
DD&A	204		125	77	2	204
Noncash and other costs, net	48	[b]	29	18	1	48
Total costs	898		901	551	17	1,469
Other revenue adjustments, primarily for pricing on prior period open sales	18		18	2	—	20
PT Smelting intercompany profit	11		7	4	—	11
Gross profit	$31		$24	$7	$—	$31

Copper sales (millions of recoverable pounds)	325		325
Gold sales (thousands of recoverable ounces)				420

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.77		$2.77	$1,314
Site production and delivery, before net noncash and other costs shown below	3.24		1.99	944
Gold and silver credits	(1.75)		—	—
Treatment charges	0.28		0.17	81
Export duties	0.08		0.05	24
Royalty on metals	0.14		0.09	38
Unit net cash costs	1.99		2.30	1,087
DD&A	0.63		0.38	183
Noncash and other costs, net	0.14	[b]	0.09	43
Total unit costs	2.76		2.77	1,313
Other revenue adjustments, primarily for pricing on prior period open sales	0.05		0.05	5
PT Smelting intercompany profit	0.04		0.02	10
Gross profit per pound/ounce	$0.10		$0.07	$16

Reconciliation to Amounts Reported
(In millions)			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,469		$1,054	$204
Treatment charges	(72)		19	—
Export duties	(27)		—	—
Royalty on metals	(45)		—	—
Noncash and other costs, net	—		48	—
Other revenue adjustments, primarily for pricing on prior period open sales	20		—	—
PT Smelting intercompany profit	—		(11)	—
Indonesia mining	1,345		1,110	204
Other mining[c]	7,497		6,208	456
Corporate, other & eliminations	(1,504)		(1,340)	39
As reported in FCX's consolidated financial statements	$7,338		$5,978	$699

a.	Includes silver sales of 1.1 million ounces ($14.66 per ounce average realized price).

b.
Includes charges of $28 million ($0.09 per pound of copper) associated with adjustments to the settlement of the historical surface water tax disputes with the local regional tax authority in Papua, Indonesia.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash (Credits) Costs

Six Months Ended June 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,949	$1,949	$1,644	$36	$3,629
Site production and delivery, before net noncash and other costs shown below	853	458	387	8	853
Gold and silver credits	(1,697)	—	—	—	—
Treatment charges	160	86	72	2	160
Export duties	101	54	46	1	101
Royalty on metals	138	73	64	1	138
Net cash (credits) costs	(445)	671	569	12	1,252
DD&A	353	189	160	4	353
Noncash and other costs, net	12	7	5	—	12
Total (credits) costs	(80)	867	734	16	1,617
Other revenue adjustments, primarily for pricing on prior period open sales	(34)	(34)	17	—	(17)
PT Smelting intercompany loss	(17)	(9)	(8)	—	(17)
Gross profit	$1,978	$1,039	$919	$20	$1,978

Copper sales (millions of recoverable pounds)	635	635
Gold sales (thousands of recoverable ounces)			1,274

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.07	$3.07	$1,291
Site production and delivery, before net noncash and other costs shown below	1.34	0.72	304
Gold and silver credits	(2.67)	—	—
Treatment charges	0.25	0.14	57
Export duties	0.16	0.09	36
Royalty on metals	0.22	0.11	50
Unit net cash (credits) costs	(0.70)	1.06	447
DD&A	0.55	0.30	125
Noncash and other costs, net	0.02	0.01	4
Total unit (credits) costs	(0.13)	1.37	576
Other revenue adjustments, primarily for pricing on prior period open sales	(0.05)	(0.05)	13
PT Smelting intercompany loss	(0.04)	(0.01)	(7)
Gross profit per pound/ounce	$3.11	$1.64	$721

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$3,629	$853	$353
Treatment charges	(160)	—	—
Export duties	(101)	—	—
Royalty on metals	(138)	—	—
Noncash and other costs, net	—	12	—
Other revenue adjustments, primarily for pricing on prior period open sales	(17)	—	—
PT Smelting intercompany loss	—	17	—
Indonesia mining	3,213	882	353
Other mining[b]	8,597	6,751	505
Corporate, other & eliminations	(1,774)	(1,910)	35
As reported in FCX's consolidated financial statements	$10,036	$5,723	$893

a.	Includes silver sales of 2.3 million ounces ($15.93 per ounce average realized price).

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended June 30,
(In millions)	2019	2018

Revenues, excluding adjustments[a]	$117	$119
Site production and delivery, before net noncash and other costs shown below	76	71
Treatment charges and other	8	8
Net cash costs	84	79
DD&A	18	21
Noncash and other costs, net	2	—
Total costs	104	100
Gross profit	$13	$19

Molybdenum sales (millions of recoverable pounds)[a]	9	9

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$12.74	$12.72
Site production and delivery, before net noncash and other costs shown below	8.31	7.51
Treatment charges and other	0.84	0.85
Unit net cash costs	9.15	8.36
DD&A	2.07	2.24
Noncash and other costs, net	0.15	0.05
Total unit costs	11.37	10.65
Gross profit per pound	$1.37	$2.07

Reconciliation to Amounts Reported
(In millions)
		Production
Three Months Ended June 30, 2019	Revenues	and Delivery	DD&A
Totals presented above	$117	$76	$18
Treatment charges and other	(8)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	109	78	18
Other mining[b]	4,184	3,646	315
Corporate, other & eliminations	(747)	(722)	19
As reported in FCX's consolidated financial statements	$3,546	$3,002	$352

Three Months Ended June 30, 2018
Totals presented above	$119	$71	$21
Treatment charges and other	(8)	—	—
Noncash and other costs, net	—	—	—
Molybdenum mines	111	71	21
Other mining[b]	5,874	3,760	407
Corporate, other & eliminations	(817)	(916)	14
As reported in FCX's consolidated financial statements	$5,168	$2,915	$442

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Six Months Ended June 30,
(In millions)	2019	2018

Revenues, excluding adjustments[a]	$215	$221
Site production and delivery, before net noncash and other costs shown below	146	136
Treatment charges and other	15	15
Net cash costs	161	151
DD&A	34	40
Noncash and other costs, net	3	2
Total costs	198	193
Gross profit	$17	$28

Molybdenum sales (millions of recoverable pounds)[a]	17	18

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$12.63	$12.38
Site production and delivery, before net noncash and other costs shown below	8.60	7.61
Treatment charges and other	0.85	0.85
Unit net cash costs	9.45	8.46
DD&A	2.04	2.24
Noncash and other costs, net	0.15	0.10
Total unit costs	11.64	10.80
Gross profit per pound	$0.99	$1.58

Reconciliation to Amounts Reported
(In millions)
		Production
Six Months Ended June 30, 2019	Revenues	and Delivery	DD&A
Totals presented above	$215	$146	$34
Treatment charges and other	(15)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	200	149	34
Other mining[b]	8,642	7,169	626
Corporate, other & eliminations	(1,504)	(1,340)	39
As reported in FCX's consolidated financial statements	$7,338	$5,978	$699

Six Months Ended June 30, 2018
Totals presented above	$221	$136	$40
Treatment charges and other	(15)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	206	138	40
Other mining[b]	11,604	7,495	818
Corporate, other & eliminations	(1,774)	(1,910)	35
As reported in FCX's consolidated financial statements	$10,036	$5,723	$893

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

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